Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF THE SERIES B CONVERTIBLE PREFERRED STOCK OF
DYNATRONICS CORPORATION
I, Kelvyn H. Cullimore, Jr., hereby certify that I am the Chief Executive Officer of Dynatronics Corporation (the "Company"), a corporation incorporated and existing under the Utah Revised Business Corporation Act (the "Act"), and further do hereby certify:
That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the "Board") by the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), the Board on March 20, 2017 adopted the following resolutions creating a series of shares of preferred stock designated as Series B Convertible Preferred Stock, none of which shares have been issued:
RESOLVED, that the Board designates the Series B Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as attached hereto.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Kelvyn H. Cullimore, Jr., CEO, an authorized person, on the 29th day of March, 2017.

DYNATRONICS CORPORATION
a Utah corporation,

By	/s/ Kelvyn H. Cullimore, Jr.
Kelvyn H. Cullimore, Jr., CEO

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF THE SERIES B CONVERTIBLE PREFERRED STOCK OF
DYNATRONICS CORPORATION

TABLE OF CONTENTS
Section 1.	Definitions	1

Section 2.	Designation, Amount and Par Value	8

Section 3.	Dividends	9

Dividends in Cash or in Kind		9

(b)	Company's Ability to Pay Dividends in Cash or Kind	10

(c)	Dividend Calculations	10

(d)	Late Fees	10

(e)	Other Securities	10

Section 4.	Voting Rights	11

(a)	General Voting Rights	11

(b)	Class Voting Rights	11

Section 5.	Liquidation	12

Section 6.	Conversion	12

(a)	Conversions at Option of Holder	12

(b)	Conversion Price	12

(c)	Mechanics of Conversion	13

(d)	Beneficial Ownership Limitation.	16

Section 7.	Certain Adjustments	17

(a)	Stock Dividends and Stock Splits	17

(b)	Subsequent Rights Offerings	17

(c)	Pro Rata Distributions	18

(d)	Fundamental Transaction	18

(e)	Calculations	20

(f)	Notice to the Holders	20

Section 8.	Forced Conversion	21

(a)	Limited Forced Conversion	21

(b)	Full Forced Conversion	21

(c)	Application of Forced Conversion	21

Section 9.	Redemption Upon Triggering Events	22

(a)	Triggering Event	22

Section 10.	Miscellaneous	24

(a)	Notices	24

(b)	Absolute Obligation	24

(c)	Lost or Mutilated Series B Preferred Stock Certificates	25

(d)	Governing Law	25

(e)	Waiver	25

(f)	Severability	26

(g)	Next Business Day	26

(h)	Headings	26

(i)	Status of Converted or Redeemed Series B Preferred Stock	26

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF THE SERIES B CONVERTIBLE PREFERRED STOCK OF
DYNATRONICS CORPORATION
TERMS OF PREFERRED STOCK

Section 1.  Definitions. For the purposes of this Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock ("Designation of Rights") of Dynatronics Corporation, a Utah corporation (the "Company"), the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.
"Alternate Consideration" shall have the meaning set forth in Section 7(d).
"Bankruptcy Event" means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.
"Beneficial Ownership Limitation" shall have the meaning set forth in Section 6(d).
"Board of Directors" means the Board of Directors of the Company.
"Bid Price" means, for any share of Common Stock as of the particular time of determination, the price determined by the first of the following clauses that applies: (a) the bid price for the Common Stock on a Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), or (b) if the OTCQB or OTCQX is not a Trading Market, the bid price of the Common Stock as of the particular time of determination on the OTCQB or OTCQX, or, (c) if the Common Stock is not then listed or quoted for trading on the OTCQB or OTCQX and if prices for the Common Stock are then reported in the "Pink Sheets" published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the bid price per share of the Common Stock as of such time of determination.

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
"Buy-In" shall have the meaning set forth in Section 6(c)(iv).
"Change of Control Transaction" means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d 5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company (other than by means of conversion or exercise of Series B Preferred Stock and the Securities issued together with the Series B Preferred Stock), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the shareholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company sells or transfers all or substantially all of its assets to another Person and the shareholders of the Company immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.
"Closing" means the closing of the purchase and sale of the Securities pursuant to the terms of the Purchase Agreement.
"Closing Date" means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder's obligations to pay the Subscription Amount and (ii) the Company's obligations to deliver the Securities have been satisfied or waived.
"Commission" means the United States Securities and Exchange Commission.
"Common Stock" means the Company's common stock, no par value per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.
"Common Stock Equivalents" means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Amount" means the sum of the Stated Value at issue.
"Conversion Date" shall have the meaning set forth in Section 6(a).
"Conversion Limitation" shall have the meaning set forth in Section 6(a).
"Conversion Price" shall have the meaning set forth in Section 6(b).
"Conversion Shares" means, collectively, the shares of Common Stock issued and issuable upon conversion of the Series B Preferred Stock in accordance with the terms hereof.
"Conversion Shares Registration Statement" means a registration statement that registers the resale of all Conversion Shares (and shares issued and issuable in lieu of cash payments of dividends) of the Holders, who shall be named as "selling shareholders" therein and meets the requirements of the Registration Rights Agreement.
"Dividend Conversion Rate" means  a price that is equal to 90% of the average closing bid prices, as reported by Bloomberg L.P., for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the date the applicable Dividend Conversion Shares are issued and delivered; provided, that if such delivery is after the Dividend Payment Date, then the Dividend Conversion Rate shall mean the lesser of (i) 90% of the average closing bid prices, as reported by Bloomberg L.P., for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the original Dividend Payment Date or (ii) 100% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the date the applicable Dividend Conversion Shares are issued and delivered if such delivery is after the Dividend Payment Date; provided, further; however, that until the date applicable Shareholder Approval has been obtained, the Dividend Conversion Rate shall mean a price that is equal to the greater of (a) the market price of the Common Stock on the Original Issue Date, or (b) the applicable market price as determined under (i) or (ii).
"Dividend Conversion Shares" shall have the meaning set forth in Section 3(a).
"Dividend Notice Period" shall have the meaning set forth in Section 3(a).
"Dividend Payment Date" shall have the meaning set forth in Section 3(a).
"Dividend Share Amount" shall have the meaning set forth in Section 3(a).
"Effective Date" means the date that the Conversion Shares Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission.

"Equity Conditions" means, during the period in question, (a) the Company shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Company shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Series B Preferred Stock, (c)(i) there is an effective Conversion Shares Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Conversion Shares issued and issuable pursuant to the Transaction Documents (and shares issued and issuable in lieu of cash payments of dividends) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) the issuance of the shares in question (or, in the case of a redemption, the shares issuable upon conversion in full of the redemption amount) to the applicable Holder would not violate the limitations set forth in Section 6(d) herein, (g) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (h) Shareholder Approval shall have been received and effective, (i) the applicable Holder is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information and (j) there is no existing Triggering Event and no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event.
"Escrow Agent" means Signature Bank, having an office at 261 Madison Ave, New York, NY  10016.
"Escrow Agreement" means the escrow agreement entered into prior to the date of the Purchase Agreement, by and among the Company, the Placement Agent and the Escrow Agent pursuant to which the Holder shall deposit Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Exempt Issuance" means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

"Forced Conversion Amount" means the sum of (a) 100% of the aggregate Stated Value then outstanding, (b) accrued but unpaid dividends and (c) all liquidated damages and other amounts due in respect of the Series B Preferred Stock.
"Forced Conversion Notice" shall mean a Limited Forced Conversion Notice or a Full Forced Conversion Notice.
"Full Forced Conversion Date" shall have the meaning set forth in Section 8(a).
"Full Forced Conversion Notice" shall have the meaning set forth in Section 8(a).
 "Full Forced Conversion Notice Date" shall have the meaning set forth in Section 8(a).
"Fundamental Transaction" shall have the meaning set forth in Section 7(d).
"GAAP" means United States generally accepted accounting principles.
"Holder" shall have the meaning given such term in Section 2.
"Junior Securities" means the Common Stock and all Common Stock Equivalents of the Company other than those securities which are explicitly senior or pari passu to the Series B Preferred Stock in dividend rights or liquidation preference.
"Limited Forced Conversion Date" shall have the meaning set forth in Section 8(a).
"Limited Forced Conversion Notice" shall have the meaning set forth in Section 8(a).
"Limited Forced Conversion Notice Date" shall have the meaning set forth in Section 8(a).
"Liquidation" shall have the meaning set forth in Section 5.
"Nasdaq" means The NASDAQ Stock Market, LLC.

"Nasdaq Insider" means any officer, director, employee or consultant of the Company, as those terms are interpreted pursuant to Nasdaq Listing Rule 5635(c).
"New York Courts" shall have the meaning set forth in Section 10(d).
"Notice of Conversion" shall have the meaning set forth in Section 6(a).
"Original Issue Date" means the date of the first issuance of any shares of the Series B Preferred Stock regardless of the number of transfers of any particular shares of Series B Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series B Preferred Stock.
"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
"Purchase Agreement" means the Securities Purchase Agreement, dated as of March 21, 2017, among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.
"Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Company and the original Holders, in the form of Exhibit C attached to the Purchase Agreement.
"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
"Rule 424" means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.
"Securities" means the shares of Series B Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"Series A Preferred Stock" means the Company's Series A 8% Convertible Preferred Stock.
"Series B Preferred Stock" shall have the meaning set forth in Section 2.
"Share Delivery Date" shall have the meaning set forth in Section 6(c).

"Shareholder Approval" means such approval as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including, but not limited to (i) the issuance of all of the Shares and Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date, and (ii) the issuance of shares of Common Stock in payment of dividends or upon conversion or otherwise as provided in this Designation of Rights, to Nasdaq Insiders, at prices less than market value of the Common Stock in a private placement.
"Stated Value" shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.
"Subscription Amount" shall mean, as to each Holder, the aggregate amount to be paid for the Series B Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder's name on the signature page of the Purchase Agreement and next to the heading "Subscription Amount," in United States dollars and in immediately available funds.
"Subsidiary" means any subsidiary of the Company as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date of the Purchase Agreement.
"Successor Entity" shall have the meaning set forth in Section 7(d).
"Threshold Period" shall have the meaning set forth in Section 8(a).
"Trading Day" means a day on which the principal Trading Market is open for business.
"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTCQB or OTCQX (or any successors to any of the foregoing).
"Transaction Documents" means this Designation of Rights, the Purchase Agreement, the Warrants, the Registration Rights Agreement, the Escrow Agreement, the Voting Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.
"Transfer Agent" means Interwest Transfer Company, the current transfer agent of the Company with a mailing address of 1981 East Murray Holladay Road, Salt Lake City, Utah  84117 and a phone number of 801-272-9294, and any successor transfer agent of the Company.
"Triggering Event" shall have the meaning set forth in Section 9(a).
"Triggering Redemption Amount" means, for each share of Series B Preferred Stock, the sum of (a) the greater of (i) 130% of the Stated Value and (ii) the product of (y) the VWAP on the Trading Day immediately preceding the date of the Triggering Event and (z) the Stated Value divided by the then Conversion Price, (b) all accrued but unpaid dividends thereon and (c) all liquidated damages and other costs, expenses or amounts due in respect of the Series B Preferred Stock.

"Triggering Redemption Payment Date" shall have the meaning set forth in Section 9(b).
"Underlying Shares" means the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and issued or issuable in payment of dividends on the Series B Preferred Stock in accordance with Section 3 of this Designation of Rights, and the Warrant Shares.
"Voting Agreement" means the written agreement, in the form of Exhibit F attached to the Purchase Agreement, of all of the officers and directors and shareholders holding more than 10% of the issued and outstanding shares of Common Stock on the date of the Purchase Agreement to vote all Common Stock over which such Persons have voting control as of the record date for the meeting of shareholders of the Company, amounting to, in the aggregate, at least 35% of all current voting power of the Company
"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTCQB or OTCQX, (c) if the Common Stock is not then listed or quoted for trading on the OTCQB or OTCQX and if prices for the Common Stock are then reported in the "Pink Sheets" published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.
"Warrants" means, collectively, the Warrants delivered to the Holders at the Closing in accordance with Section 2.2(a) of the Purchase Agreement, in the form of Exhibit E, attached to the Purchase Agreement.
"Warrant Shares" means the shares of Common Stock issuable upon exercise of the Warrants.
Section 2.  Designation, Amount and Par Value. There shall hereby be created and established a series of the previously authorized, undesignated and unissued no par value preferred stock of the Company designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares so designated shall be up to One Million Eight Hundred Thousand (1,800,000) (which shall not be subject to increase without the written consent of all of the holders of the Series B Preferred Stock (each, a "Holder" and collectively, the "Holders")).  Each share of Series B Preferred Stock shall have no par value per share and a stated value equal to $2.50, subject to increase as set forth herein (the "Stated Value").
Section 3.  Dividends.
 Dividends in Cash or in Kind. Holders shall be entitled to receive, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum (subject to increase pursuant to Section 9(b)), payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date, on each Full Forced Conversion Date, on each Limited Forced Conversion Date, and on each Conversion Date (with respect only to shares of Series B Preferred Stock being converted) (each such date, a "Dividend Payment Date") (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash, or at the Company's option, following Shareholder Approval (including, for the avoidance of doubt, any Shareholder Approval that may be required in connection with (A) Nasdaq Listing Rule 5635 in connection with issuances of Common Stock equal to or in excess of 20% of the number of shares of Common Stock outstanding, or voting power equal to in excess of 20% of the voting power outstanding, or (b) dividend payments to Nasdaq Insiders to comply with Nasdaq Listing Rule 5635(c)), in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof (the dollar amount to be paid in shares of Common Stock, the "Dividend Share Amount").  The form of dividend payments to each Holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date (the "Dividend Notice Period"), in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, at the sole election of the Company, in cash or shares of Common Stock (following Shareholder Approval), which shall be valued at the Dividend Conversion Rate, (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, in shares of Common Stock (following Shareholder Approval), which shall be valued at the Dividend Conversion Rate, (iv) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Conversion Shares Registration Statement has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock (following Shareholder Approval) which shall be valued at the Dividend Conversion Rate, and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the Dividend Notice Period, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to, and increase, the outstanding Stated Value.  In addition, as a condition to paying dividends in shares of Common Stock, as to such Dividend Payment Date, prior to such Dividend Notice Period (but not more than five (5) Trading Days prior to the commencement of such Dividend Notice Period), the Company shall have delivered to each Holder's account with The Depository Trust Company a number of shares of Common Stock to be applied against such Dividend Share Amount equal to the quotient of (x) the applicable Dividend Share Amount divided by (y) the Dividend Conversion Rate, assuming for such purposes that the Dividend Payment Date is the Trading Day immediately prior to the commencement of the Dividend Notice Period (the "Dividend Conversion Shares").  The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6.

(b) Company's Ability to Pay Dividends in Cash or Kind. On the Closing Date, the Company shall have notified the Holders whether or not it may legally pay cash dividends as of the Closing Date.  The Company shall promptly notify the Holders at any time the Company shall become able or unable, as the case may be, to legally pay cash dividends. If at any time the Company has the right to pay dividends in cash or shares of Common Stock, the Company must provide the Holders with at least 20 Trading Days' notice of its election to pay a regularly scheduled dividend in shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice).  If at any time the Company delivers a notice to the Holders of its election to pay the dividends in shares of Common Stock and such shares are included on a registration statement, the Company shall timely file a prospectus supplement pursuant to Rule 424 disclosing such election. The aggregate number of shares of Common Stock otherwise issuable to a Holder on a Dividend Payment Date shall be reduced by the number of shares of Common Stock previously issued to such Holder in connection with such Dividend Payment Date.  If any Dividend Conversion Shares are issued to a Holder in connection with a Dividend Payment Date and are not applied against a Dividend Share Amount, then such Holder shall promptly return such excess shares to the Company.
(c) Dividend Calculations.  Dividends on the Series B Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30-calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.  Payment of dividends in shares of Common Stock shall otherwise occur pursuant to Section 6(c)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date.  Dividends shall cease to accrue with respect to (i) any shares of Series B Preferred Stock that would have been converted pursuant to Sections 8(a) or 8(b) but for the ownership limitations of Section 6(d), and (ii) any shares of Series B Preferred Stock actually converted, provided that the Company actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein.  Except as otherwise provided herein, if at any time the Company pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series B Preferred Stock held by each Holder on such Dividend Payment Date.
(d) Late Fees. Any dividends, whether paid in cash or shares of Common Stock, that are not paid within five (5) Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue daily from the Dividend Payment Date through and including the date of actual payment in full.
(e) Other Securities.  So long as any shares of Series B Preferred Stock shall remain outstanding, neither the Company nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any shares of Series B Preferred Stock shall remain outstanding, neither the Company nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on any other series of preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Series B Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series B Preferred Stock.

Section 4.  Voting Rights
(a) General Voting Rights.  The Holder of each share of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred Stock could be converted (taking into account, for the avoidance of doubt, (i) any adjustment pursuant to Section 7, (ii) the Beneficial Ownership Limitation and (iii) the restrictions on conversion prior to Shareholder Approval as provided for in Section 6(a)) for purposes of determining the shares entitled to vote at any regular, annual or special meeting of the shareholders of the Company, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class); provided, however, that no Holder of Series B Preferred Stock shall be entitled to cast votes for the number of shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock held by such Holder that exceeds (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate recapitalization) the quotient of (x) the aggregate purchase price paid by such Holder of Series B Preferred Stock for its shares of Series B Preferred Stock, divided by (y) the greater of (i) $2.50 and (ii) the closing Bid Price of the Common Stock on the Trading Day immediately prior to the date of issuance of such Holder's Series B Preferred Stock. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). The Holders of Series B Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company.
(b) Class Voting Rights.  As long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Designation of Rights, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Series B Preferred Stock, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series B Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 5.  Liquidation.  Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), subject to the preferences of the Series A Preferred Stock, the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Designation of Rights, for each share of Series B Preferred Stock, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.
Section 6.  Conversion.
(a) Conversions at Option of Holder. Each share of Series B Preferred Stock shall be convertible, at any time and from time to time after Shareholder Approval is received and effective (the "Conversion Limitation"), at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such Series B Preferred Stock by the Conversion Price.  Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion").  Each Notice of Conversion shall specify the number of shares of Series B Preferred Stock to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of shares of Series B Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Company (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of the Series B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing shares of the Series B Preferred Stock to the Company unless all of the shares of Series B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series B Preferred Stock promptly following the Conversion Date at issue.  Series B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.
(b) Conversion Price.  The conversion price for the Series B Preferred Stock shall equal $2.50 per share, subject to adjustment herein (the "Conversion Price").

(c) Mechanics of Conversion.
(i)  Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) three (3) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the "Share Delivery Date"), the Company shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Series B Preferred Stock (including, if the Company has given continuous notice pursuant to Section 3(b) for payment of dividends in shares of Common Stock at least 20 Trading Days prior to the date on which the Notice of Conversion is delivered to the Company, shares of Common Stock representing the payment of accrued dividends otherwise determined pursuant to Section 3(a) but assuming that the Dividend Notice Period is the 20 Trading Days period immediately prior to the date on which the Notice of Conversion is delivered to the Company and excluding for such issuance the condition that the Company deliver the Dividend Share Amount as to such dividend payment prior to the commencement of the Dividend Notice Period) which, on or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions, and (B) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). On or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, the Company shall deliver the Conversion Shares required to be delivered by the Company under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, "Standard Settlement Period" means the standard settlement period, expressed in a number of Trading Days, on the Company's primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.
(ii)  Failure to Deliver Conversion Shares.  If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Company shall promptly return to the Holder any original Series B Preferred Stock certificate delivered to the Company and the Holder shall promptly return to the Company the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.
(iii)  Obligation Absolute; Partial Liquidated Damages.  The Company's obligation to issue and deliver the Conversion Shares upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Holder.  In the event a Holder shall elect to convert any or all of the Stated Value of its shares of Series B Preferred Stock, the Company may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series B Preferred Stock of such Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of the Series B Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Company shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) on the second Trading Day after the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of the shares of Series B Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion.  Nothing herein shall limit a Holder's right to pursue actual damages or declare a Triggering Event pursuant to Section 9 hereof for the Company's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)  Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder's total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series B Preferred Stock equal to the number of shares of Series B Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver the Conversion Shares upon conversion of shares of Series B Preferred Stock as required pursuant to the terms hereof.

(v)  Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Preferred Stock and payment of dividends on the Series B Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Series B Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series B Preferred Stock and payments of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement (subject to such Holder's compliance with its obligations under the Registration Rights Agreement).
(vi)  Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.
(vii)  Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of this Series B Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series B Preferred Stock and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.  The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d) Beneficial Ownership Limitation. Unless a Holder has made an election on its signature page to the Purchase Agreement to have this Section 6(d) not apply to such Holder, the Company shall not effect any conversion of such Holder's shares of Series B Preferred Stock, and such Holder shall not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder's Affiliates, and any Persons acting as a group together with such Holder or any of such Holder's Affiliates (such Persons, "Attribution Parties")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Series B Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series B Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the shares of Series B Preferred Stock are convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series B Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Series B Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of Series B Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series B Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by the applicable Holder.  A Holder, upon prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its shares of Series B Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series B Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply.  Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Holder of shares of the Series B Preferred Stock.

Section 7.  Certain Adjustments.
(a)  Stock Dividends and Stock Splits.  If the Company, at any time while shares of this Series B Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of a dividend on, the Series B Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.
(b)  Subsequent Rights Offerings.  In addition to any adjustments pursuant to Section 7(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder's shares of Series B Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation and the Conversion Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(c)  Pro Rata Distributions.  During such time as the Series B Preferred Stock is outstanding, if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Series B Preferred Stock (if prior to Shareholder Approval, subject to the Conversion Limitation, but generally without regard to any other limitations on Conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).
(d)  Fundamental Transaction.  If, at any time while this Series B Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent conversion of this Series B Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(a) and Section 6(d) on the conversion of this Series B Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series B Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(a) and Section 6(d) on the conversion of this Series B Preferred Stock).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Designation of Rights with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders' right to convert such preferred stock into Alternate Consideration.  The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Company under this Designation of Rights and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(d) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder of shares of this Series B Preferred Stock, deliver to the Holder in exchange for the shares of Series B Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series B Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Series B Preferred Stock (without regard to any limitations on the conversion of this Series B Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series B Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Designation of Rights and the other Transaction Documents referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Designation of Rights and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

(e)  Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.
(f)  Notice to the Holders.
(i)  Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
(ii)  Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series B Preferred Stock, and shall cause to be delivered by facsimile or email to each Holder at its last facsimile number or email address as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.  The Holder shall remain entitled to convert the Conversion Amount of this Series B Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8.  Forced Conversion.
(a)Limited Forced Conversion.  Notwithstanding anything herein to the contrary, if: (i) the Common Stock has a VWAP of at least $7.50 per share (subject to adjustment for forward and reverse stock splits and the like) on each of the 40 Trading Days prior to the date in question and (ii) all of the Equity Conditions have been met, the Company may, within one (1) Trading Day after such conditions are met, deliver a written notice to all Holders (a "Limited Forced Conversion Notice" and the date such notice is delivered to all Holders, the "Limited Forced Conversion Notice Date") to cause each Holder to convert up to one half (if prior to Shareholder Approval, subject to the Conversion Limitation) of such Holder's shares of Series B Preferred Stock (as specified in such Limited Forced Conversion Notice) plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Series B Preferred Stock pursuant to Section 6, it being agreed that the "Conversion Date" for purposes of Section 6 shall be deemed to occur on the third Trading Day following the Limited Forced Conversion Notice Date (such third Trading Day, the "Limited Forced Conversion Date").
(b)  Full Forced Conversion. Notwithstanding anything herein to the contrary, if: (i) the Common Stock has a VWAP of at least $10.00 per share (subject to adjustment for forward and reverse stock splits and the like) on each of the 40 Trading Days prior to the date in question and (ii) the Equity Conditions have been met, the Company may, within one (1) Trading Day after such conditions are met, deliver a written notice to all Holders (a "Full Forced Conversion Notice" and the date such notice is delivered to all Holders, the "Full Forced Conversion Notice Date") to cause each Holder to convert all or part (if prior to Shareholder Approval, subject to the Conversion Limitation) of such Holder's shares of Series B Preferred Stock (as specified in such Full Forced Conversion Notice) plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Series B Preferred Stock pursuant to Section 6, it being agreed that the "Conversion Date" for purposes of Section 6 shall be deemed to occur on the third Trading Day following the Full Forced Conversion Notice Date (such third Trading Day, the "Full Forced Conversion Date").
(c)  Application of Forced Conversion.  Any Forced Conversion Notices shall be applied ratably to all of the Holders based on each Holder's initial purchases of Series B Preferred Stock, provided that any voluntary conversions by a Holder shall be applied against such Holder's pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if less than all shares of the Series B Preferred Stock are forcibly converted.  For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 6, including, without limitation, the provisions requiring payment of liquidated damages and limitations on conversions.

Section 9.  Redemption Upon Triggering Events.
(a)  Triggering Event.  "Triggering Event" means, wherever used herein any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
(i)  the failure of the initial Conversion Shares Registration Statement (subject to any Rule 415 or other cutbacks pursuant to the Registration Rights Agreement, as to which the Company is paying any Liquidated Damages pursuant to the terms of the Registration Rights Agreement) to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date or the Company does not meet the current public information requirements under Rule 144 in respect of the Registrable Securities (as defined under the Registration Rights Agreement);
(ii)  if, during the Effectiveness Period (as defined in the Registration Rights Agreement), the effectiveness of the Conversion Shares Registration Statement lapses for more than an aggregate of 60 calendar days (which need not be consecutive calendar days) during any 12-month period, or the Holders shall not otherwise be permitted to resell Registrable Securities under the Conversion Shares Registration Statement for more than an aggregate of 60 calendar days (which need not be consecutive calendar days) during any 12-month period;
(iii)  the Company shall fail to deliver Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Trading Day after such shares are required to be delivered hereunder, or the Company shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of the Series B Preferred Stock in accordance with the terms hereof;
(iv)  one of the Events (as defined in the Registration Rights Agreement) described in subsections (i), (ii) or (iii) of Section 2(d) of the Registration Rights Agreement shall not have been cured to the satisfaction of the Holders prior to the expiration of 30 calendar days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of a Conversion Shares Registration Statement to be declared timely effective by the Commission on or prior to the 180th day after the Original Issue Date, which shall be covered by Section 9(a)(i));
(v)  the Company shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within five (5) calendar days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of any Event (as defined in the Registration Rights Agreement) within five (5) days of the date due and payable;

(vi)  the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;
(vii)  unless specifically addressed elsewhere in this Designation of Rights as a Triggering Event, the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been cured within 30 calendar days after the date on which written notice of such failure or breach shall have been delivered;
(viii)  the Company shall redeem more than a de minimis number of Junior Securities other than as to repurchases of Common Stock or Common Stock Equivalents from departing officers and directors, provided that, while any of the Series B Preferred Stock remains outstanding, such repurchases shall not exceed an aggregate of $10,000 from all officers and directors;
(ix)  the Company shall be party to a Change of Control Transaction;
(x)  there shall have occurred a Bankruptcy Event;
(xi)  the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than five (5) Trading Days, which need not be consecutive Trading Days;
(xii)  the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a "chill";
(xiii)  any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for more than $50,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days; or
(xiv)  any breach of the agreements delivered to the initial Holders at the Closing pursuant to Section 2.2(a)(vii) of the Purchase Agreement.
(b)  Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Company to, (A) with respect to the Triggering Events set forth in Sections 9(a)(iii), (v), (vii), (ix), (ix) (as to Changes of Control approved by the Board of Directors of the Company) and (x) (as to voluntary filings only), redeem all of the shares of Series B Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount or (B) at the option of each Holder and with respect to the Triggering Events set forth in Sections 9(a)(i), (ii), (iv), (vi), (viii), (ix) (as to Changes of Control not approved by the Board of Directors of the Company), (x) (as to involuntary filings only), (xi), (xii), (xiii), and (xiv) either (a) redeem all of the shares of Series B Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by 75% of the average of the 10 VWAPs immediately prior to the date of election hereunder; provided, however, that, prior to Shareholder Approval, the Company shall not, under any circumstances, issue any shares of Common Stock pursuant to this Section 9, or (b) increase the dividend rate on all of the outstanding shares of Series B Preferred Stock held by such Holder to 18% per annum thereafter.  The Triggering Redemption Amount, in cash or in shares, shall be due and payable or issuable, as the case may be, within five (5) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the "Triggering Redemption Payment Date").  If the Company fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section 9 (whether in cash or shares of Common Stock), the Company will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.  For purposes of this Section 9, a share of Series B Preferred Stock is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.

Section 10.  Miscellaneous.
(a)  Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the principal office of the Company, Attention: Chief Executive Officer, facsimile number 801-568-7711, e-mail address: kelvyn@dynatronics.com, or such other address or facsimile number or e-mail address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 10.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section 10 at or prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail at the e-mail address set forth in this Section 10 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.
(b)  Absolute Obligation. Except as expressly provided herein, no provision of this Designation of Rights shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the Series B Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)  Lost or Mutilated Series B Preferred Stock Certificates.  If a Holder's Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.
(d)  Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Designation of Rights shall be governed by and construed and enforced in accordance with the internal laws of the State of Utah, without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts").  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Designation of Rights and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Designation of Rights or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Designation of Rights, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.
(e)  Waiver.  Any waiver by the Company or a Holder of a breach of any provision of this Designation of Rights shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Designation of Rights or a waiver by any other Holders.  The failure of the Company or a Holder to insist upon strict adherence to any term of this Designation of Rights on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Designation of Rights on any other occasion.  Any waiver by the Company or a Holder must be in writing.

(f)  Severability.  If any provision of this Designation of Rights is invalid, illegal or unenforceable, the balance of this Designation of Rights shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.
(g)  Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(h)  Headings.  The headings contained herein are for convenience only, do not constitute a part of this Designation of Rights and shall not be deemed to limit or affect any of the provisions hereof.
(i)  Status of Converted or Redeemed Series B Preferred Stock.  Series B Preferred Stock may only be issued pursuant to the Purchase Agreement.  If any shares of Series B Preferred Stock shall be converted, redeemed or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Convertible Preferred Stock.
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ANNEX A
NOTICE OF CONVERSION
(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK)
The undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock indicated below into shares of common stock, no par value per share (the "Common Stock"), of Dynatronics Corporation, a Utah corporation (the "Company"), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Company in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.
Conversion calculations:
Date to Effect Conversion: _____________________________________________
Number of Shares of Series B Preferred Stock owned prior to Conversion: _______________
Number of Shares of Series B Preferred Stock to be Converted: ________________________
Stated Value of Series B Preferred Stock to be Converted: ____________________
Number of Shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Series B Preferred Stock subsequent to Conversion: ________________
Address for Delivery: ______________________ or DWAC Instructions: Broker no: _________ Account no: ___________
[HOLDER] By:___________________________________ Name: Title:

Annex A to Designation of Rights of Series B Convertible Preferred Stock